Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement ("Agreement") is made by and between Michael Perone ("Executive") and Barracuda Networks, Inc. (the "Company") (collectively referred to as the "Parties" or individually referred to as a "Party").

RECITALS

WHEREAS, Executive and Company entered into an employment offer letter dated July 24, 2013 (the "Offer Letter"); and

WHEREAS, Executive intends to voluntarily resign as Chief Marketing Officer ("CMO") effective June 30, 2017, and as an employee of the Company (the "Resignation") effective as of July 31, 2017 (the "Resignation Date"); and

WHEREAS, Executive and the Company both wish to ensure an orderly transition of Executive’s duties and responsibilities as CMO and continue his role as a member of the Company’s Board of Directors (the "Board") for the term of his election.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS
1. Consideration.

(a)
Executive’s Employment Resignation. In connection with Executive’s Resignation, Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s Resignation as an officer of the Company and its subsidiaries and as an employee.

(b)
Continued Employment; Transition Services. Subject to the terms of this paragraph, the Company agrees to continue to employ Executive until the Resignation Date. During the period in which Executive is a Company employee, Executive will continue to receive his benefits and compensation in accordance with the current terms of an annualized base salary of $250,000 but without eligibility for a bonus payment and remain subject to his obligations under prior agreements with the Company (including applicable Company policies). Executive will remain CMO until June 30, 2017. Should Executive’s employment be terminated by the Company prior to the Resignation Date, Executive will be entitled to the severance benefits described in clause (c) below if the termination is a Qualifying Termination (as defined below).

(c)	Severance. Executive shall be entitled to the following on the earlier of: (A) a Qualifying Termination or (B) the Resignation Date (such date, the "Severance Date"):

(i) Equity Awards and Equity Acceleration. The vesting of Executive’s then-outstanding Company stock options and restricted stock unit awards (collectively, the "Equity Awards") will accelerate in full such that all of the shares subject to such Equity Awards will become fully vested, settled, and exercisable, as applicable, as of the Severance Date. Except as otherwise set forth in this Agreement, the Equity Awards shall continue to be governed by the terms and conditions of the applicable award agreement and the Company’s equity plan under which the award was granted, including that Executive may continue to satisfy the tax withholding obligations with respect to such Equity Awards in accordance with such agreements and plan.

(ii) Cash Payment. Executive will be entitled to receive a cash payment equal to $550,000. Such amount will be paid, less any applicable withholding, within thirty (30) days of the Resignation Date.

(iii) Continuation of Medical Coverage. Executive is entitled to receive continuing payments of the premiums required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for a period of up to twelve (12) months following the termination of employment with the Company, if you and/or your covered dependents elect to continue the group health insurance coverage under the Company’s group health insurance plan.

(d)
Definition of Qualifying Termination. A Qualifying Termination shall occur if prior to the Resignation Date, Executive’s employment with the Company is terminated by the Company other than for Cause (as defined in the Offer Letter).

2.    Impact on Other Arrangements. Executive understands and agrees that except as expressly provided for in this Agreement or as otherwise required by applicable law, Executive shall not be entitled to any other consideration or separation benefits.

(a)
Board Relationship. Executive shall not receive any payment or benefit as a non-employee member of the Board under the Company’s Outside Director Compensation Policy ("Policy") until after the end of the Consulting Period (as defined below), after which time Executive shall be entitled to annual compensation for his service on the Board as set forth in the Policy. Executive shall continue to have access to Company information and other access commensurate to that provided to outside directors, provided that Company shall provide additional access to Executive to the extent reasonably necessary to enable him to perform his consulting responsibilities to the Company.

(b)	Consulting Services. Executive will remain available to Company to assist with strategic technology development activities for twelve months following the

Resignation Date ("Consulting Period"). Executive will be compensated during the Consulting Period in the amount of One Hundred Seventy Five Dollars ($175,000) per quarter, with such amounts payable on October 30, 2017, January 31, 2018, April 30, 2018, and July 31, 2018.

3.    Release of Claims. In exchange for the consideration provided under this Agreement, Executive agrees to release any and all claims arising against the Company or any of its respective directors, officers, or current and former employees as of the date of the execution of this Agreement (collectively the "Releasees") including, but not limited to, the following: (a) claims arising under the federal constitution; (b) claims arising under the federal or any state statute, including the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act; (c) claims arising under federal, state or local laws prohibiting discrimination in employment; (d) claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress; (e) any claim for attorneys’ fees and costs; (f) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company; (g) any unknown claims which, if known by the releaser at the time of the release must have materially affected Executive’s settlement with the Company, as provided for by California Civil Code Section 1542; and (h) any and all other claims arising from Executive’s employment relationship with the Company or the termination of that relationship.  Executive agrees that he will not file any legal action asserting any such claims.  Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to: (i) any obligations incurred under this Agreement; (ii) claims that cannot be released as a matter of law; (iii) any claims for indemnification under any agreement between Executive and the Company or under the Company’s bylaws or by law, and (iv) any claims for coverage under any D&O or similar insurance policy.

4. Tax Consequences. Executive agrees and understands that he is responsible for payment of all taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Payments under this Agreement are intended to either be exempt from or comply with the requirements of Section 409A of the Code and the final treasury regulations and official guidance thereunder (collectively, as each may be amended from time to time, "Section 409A") so that none of the payments and benefits to be provided hereunder will be subject to any additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or to otherwise be exempt from Section 409A.

5.     Trade Secrets and Confidential Information/Company Policies. Executive reaffirms and agrees to observe and abide by the terms of his Proprietary Information Agreement (the "Confidentiality Agreement"), specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive acknowledges and agrees to continue to abide by the terms and conditions of the Company’s Insider Trading Policy any other Company policies or agreements otherwise pertaining to Executive in his position as executive officer and/or director of the Company and its subsidiaries (collectively, the "Company Policies") in accordance with their terms.

6.     Arbitration. Executive acknowledges and agrees that any and all controversies, claims, or disputes arising out of, relating to, or resulting from Executive’s employment to the Company or under this Agreement, shall be subject to arbitration in Santa Clara County, California in accordance with the provisions of the Confidentiality Agreement. In the event any legal action is taken to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to recover its legal fees and costs in addition to any other relief awarded.

7.     Protected Activity Not Prohibited. Executive understands that nothing in this Agreement will in any way limit or prohibit Executive from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, "Protected Activity" will mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, and the National Labor Relations Board with the understanding that Executive cannot recover any monetary relief for any such claims, unless such a waiver is prohibited by law. Notwithstanding any restrictions set forth in this Agreement, Executive understands that Executive is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Executive obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant government agencies. Executive further understands that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

8.     Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s resignation of employment with the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s employment relationship with the Company, with the exception of the Confidentiality Agreement, the equity plans and equity awards agreements under which the Equity Awards are granted, in each case as modified herein, and the Company Policies. For the sake of clarity, Executive specifically acknowledges that the Offer Letter’s provisions with respect to receipt of any severance payments or benefits in the event of his termination without cause or otherwise are expressly superseded by this Agreement and that the Executive shall receive no severance compensation of any sort under the Offer Letter. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

9.     Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

10.    Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the "Effective Date"). Employee understands that this Agreement shall be null and void if not executed by him within 21 days. Each Party has 7 days after that Party signs this Agreement to revoke it. This Agreement will become effective on the 8th day after Employee signed this Agreement, so long as it has been signed by both Parties and has not been revoked by either Party before that date (the "Effective Date").

11.    Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, and without any duress or undue influence on the part or behalf of the Company or any third party. Executive acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement; (d) he is fully aware of the legal and binding effect of this Agreement; and (e) he has had 21 days within which to consider this Agreement and if signed prior to the end of such 21 day period that he has chosen to waive the remainder of such period.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MICHAEL PERONE, an individual

Dated: June 29, 2017	/s/ Michael Perone
Michael Perone

Barracuda Networks, Inc.

Dated: June 29, 2017	/s/ William BJ Jenkins
William BJ Jenkins
Chief Executive Officer